EXHIBIT 10.1

June 12, 2019

Lisa Gavales

c/o Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, New Jersey 08057

RE: Office of the CEO

Dear Lisa:

This letter confirms our understanding that, effective as of June 13, 2019 (the “Effective Date”), you are hereby appointed as the Chair of the Office of the Chief Executive Officer of Destination Maternity Corporation (the “Company”). You shall serve in such capacity at the direction of the Board of the Directors (the “Board”) of the Company (the “Company”).

The term of your appointment as Chair of the Office of the Chief Executive Officer (the “Term”) shall commence on the Effective Date and shall continue for an initial period of thirty (30) days (the “Initial Term”), subject to automatic extensions for additional periods of thirty (30) days each (each, an “Extension Term”). Any Extension Term shall end immediately upon the earliest to occur of (i) the commencement of employment of an Interim Chief Executive Officer or Chief Executive Officer of the Company (as applicable), (ii) the date that you cease to be a director of the Company for any reason, or (iii) the date specified by the Board in a written notice to you.

You shall be entitled to an additional cash retainer (the “Fee”) of $50,000 for the Initial Term. You and the Company shall mutually agree in good faith on any Fee for service as Chair of the Office of the Chief Executive Officer for any Extension Term. The Fee will be paid to you monthly in arrears, with the Fee for any Extension Term prorated for any partial month.

In addition to the matters set forth above, you hereby resign, effective as of the Effective Date, as a member of the Nominating & Governance Committee of the Board and from any other committee or sub-committee of the Board that you may be serving on as of such date (but not as a director on the Board).

During the Term, you expressly acknowledge and agree that you shall remain a non-employee director of the Company, shall not be an employee of the Company, and therefore shall not have any right to participate in (and hereby waive any such right that may exist) any of the Company’s employee compensation and benefit plans or programs. You shall be solely responsible as an independent contractor for any taxes in connection with the Fee, but acknowledge that the Company may withhold any applicable taxes from Fee if so required by applicable law.

This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, and may only be changed or modified by an agreement in writing signed by the parties hereto. This letter agreement contains the entire agreement and understanding of the parties hereto relating to the subjects addressed herein. This letter agreement may be executed in multiple counterparts (including by electronic signature, in portable document format (.pdf) or otherwise), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

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If you are in agreement with the foregoing, please execute this letter agreement at the signature line below and return an executed copy to the Company.

Very truly yours,

DESTINATION MATERNITY CORPORATION

By:	/s/ David J. Helkey
Name: David J. Helkey
Title: Chief Operating Officer & Chief Financial Officer

ACCEPTED AND AGREED TO BY:

/s/ Lisa Gavales
Lisa Gavales
Date: June 12, 2019